EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

WGR ASSET HOLDING COMPANY LLC
as Seller

and

DELAWARE BASIN MIDSTREAM, LLC
as Buyer

and, for certain limited purposes,
ANADARKO PETROLEUM CORPORATION
and
WESTERN GAS PARTNERS, LP

Covering the Purchase and Sale of

a 100% membership interest in Delaware Basin JV Gathering LLC

Dated as of March 2, 2015

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-ii-

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Disclosure Schedules

Schedule 1.1	- Consideration Example
Schedule 4.4	- Preference Rights and Transfer Requirements
Part 1 - Contracts
Part 2 - Surface Contracts
Schedule 4.5	- Seller Litigation
Schedule 4.6(a)	- Title to DBJV Interest
Schedule 4.6(b)	- Title to DBJV Assets
Part 1 – Exceptions
Part 2 – Material DBJV Surface Contracts
Schedule 4.7(a)	- Tax Matters
Schedule 4.8	- Compliance With Laws
Schedule 4.9	- Environmental Matters
Schedule 4.11	- Permits
Schedule 4.12	- Contract Matters
Part 1 – All Material Contracts
Part 2 – Exceptions
Schedule 4.14	- Obligations Relating to DBJV
Schedule 4.15	- Bonds, Letters of Credit and Guarantees
Schedule 4.16	- Absence of Certain Changes
Schedule 4.17	- Sufficiency of the Assets
Schedule 4.19	- Outstanding Capital Commitments
Schedule 4.20	- Insurance
Schedule 5.4	- Buyer Litigation
Schedule 9.3(e)	- Tax Partnership

Exhibits

Exhibit A	Description of DBJV Gas Gathering System
Exhibit B	Form of DBJV Interest Conveyance Agreement

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT, dated as of March 2, 2015 (the “Agreement”), is made and entered into by and between WGR Asset Holding Company LLC, a Delaware limited liability company (the “Seller”), and Delaware Basin Midstream, LLC, a Delaware limited liability company (“DBM” or the “Buyer”). The Seller and Buyer are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” In addition, Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), is a party to this Agreement for the limited purposes set forth in Article II, Section 3.5, Article IV, Section 6.3, Article VIII, Article IX and Article XI and is a “Party” under this Agreement solely to that extent, and Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), is a party to this Agreement for the limited purposes set forth in Section 6.1, Section 6.2, Section 6.3, Article VIII, Article IX and Article XI, and is a “Party” under this Agreement solely to that extent.
RECITALS
WHEREAS, the Seller owns all of the DBJV Interest (as defined herein); and
WHEREAS, the Seller desires to sell the DBJV Interest to the Buyer and the Buyer desires to purchase the DBJV Interest.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (i) with respect to each of the Anadarko Entities and the Seller, the term “Affiliate” shall exclude the Partnership Entities, (ii) with respect to each of the Partnership Entities and the Buyer, the term “Affiliate” shall exclude the Anadarko Entities, and (iii) DBJV shall be deemed to be an Affiliate of the Anadarko Entities and the Seller before the Closing Date and an Affiliate of the Partnership Entities and the Buyer on and after the Closing Date.
“Agreement” has the meaning set forth in the preamble.
“Anadarko” has the meaning set forth in the preamble.
“Anadarko Entities” means Anadarko and any other Person Controlled by Anadarko other than the Partnership Entities.

“Anadarko Indemnified Parties” has the meaning set forth in Section 9.2.
“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
“Buyer” has the meaning set forth in the preamble.
“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyer, or any Affiliate thereof, at the Closing pursuant to Section 3.3 and each other document or contract entered into by the Buyer, or any Affiliate thereof, in connection with this Agreement or the Closing.
“Buyer Closing Certificate” has the meaning set forth in Section 7.3(b).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended and as interpreted by the applicable Treasury Regulations thereunder.
“Consideration” means an amount equal to (i) eight (8) multiplied by the average of 50% of Net Earnings for the calendar years 2018 and 2019, less (ii) 50% of all capital expenditures incurred (whether for maintenance, growth or otherwise) for the DBJV Gas Gathering System between the Effective Date and February 29, 2020 on an accrual basis, as depicted by the following formula:
( ( ( 2018 Net Earn. + 2019 Net Earn.) x .50 ) x 8 ) – ((Tot. Capex through Feb. 2020) x .50)
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An example calculation of the Consideration is set forth in Schedule 1.1.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“COO Agreement” means the Agreement for the Construction, Ownership and Operation of the Delaware Basin Gas Gathering System, effective as of July 1, 2007, between DBJV and Access Midstream Gas Services, L.L.C. (as successor in interest to Chesapeake Energy Marketing, Inc.), which has not been amended.
“DBJV” means Delaware Basin JV Gathering LLC, a Delaware limited liability company.

“DBJV Assets” means the DBJV Gas Gathering System and the other assets owned, held, used or held for use by DBJV or in connection with the DBJV Gas Gathering System, which other assets are more specifically described on Exhibit A.
“DBJV Asset Required Consents” means any consent, approval, authorization or permit of, filing with or notification to any Person which was required to be obtained, made or complied with for or in connection with any sale, assignment or transfer to DBJV of any DBJV Asset or any DBJV Surface Contract (or any interest in any of them), and which has not been obtained, made or complied with prior to Closing.
“DBJV Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which DBJV or any of its properties or the DBJV Assets is bound, or that relate to or are otherwise applicable to DBJV or the DBJV Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of DBJV or the DBJV Assets, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to DBJV or any of its properties or the DBJV Assets).
“DBJV Gas Gathering System” means the gas gathering system (including all appurtenances thereto) which is more specifically described on Exhibit A.
“DBJV Interest” means 100% of the limited liability company interests of DBJV.
“DBJV Interest Conveyance Agreement” means the conveyance agreement substantially in the form attached hereto as Exhibit B.
“DBJV LLC Agreement” means the limited liability company agreement of DBJV dated August 14, 2008, which has not been amended.
“DBJV Permits” has the meaning set forth in Section 4.11.
“DBJV Preference Right” has the meaning set forth in Section 7.2(a).
“DBJV Surface Contracts” means all easements, DBJV Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with DBJV or the DBJV Assets, including those set forth on Schedule 4.6(b).
“Deductible” has the meaning set forth in Section 9.8(a).
“Effective Time” has the meaning set forth in Section 3.1.
“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action,

remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, pollution control or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Substances; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Equity Interest” means any capital stock, partnership interest, membership interest or other unit of equity security, equity ownership or voting security (including any security convertible into or exchangeable or exercisable for any of the same).
“Evercore” has the meaning set forth in Section 4.22.
“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect on the date of this Agreement.
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company.
“Governmental Entity” means any Federal, state, local, municipal or foreign court or governmental agency, authority or instrumentality or regulatory body having jurisdiction.
“Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, (iii) oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iv) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Indemnified Party” means any Person entitled to indemnification in accordance with Article IX.
“Indemnifying Party” means any Person from whom indemnification is required in accordance with Article IX.
“Indemnity Claim” has the meaning set forth in Section 9.4.
“Knowledge” and any variations thereof or words to the same effect means: (i) with respect to the Seller, the actual knowledge of (a) the officers of the Seller and its Affiliates and (b) the employees of the Seller and its Affiliates who have responsibility for DBJV or the DBJV Gas Gathering System and who have the title of Midstream General Manager or Midstream Commercial Development Regional Manager; and (ii) with respect to the Buyer, the actual knowledge of the officers of the Buyer and its Affiliates.
“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
“Lien” means any lien, security interest, mortgage, pledge, charge, encumbrance or right of others.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation, value, properties, assets, liabilities, financial condition, results of operations, or business (as currently operated) of DBJV, the DBJV Assets or the DBJV Interest; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from the announcement of the entry into this Agreement or of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general market, economic or financial conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) unless such effect disproportionately affects DBJV, the DBJV Interest or the DBJV Assets, as applicable, relative to such industry, and (iv) any effect resulting from a change in Laws.

“Net Earnings” means all revenues less all cost of product, operating expenses, and property taxes, in each case determined in accordance with GAAP and attributable to the DBJV Gas Gathering System on an accrual basis.
“Operating Costs” means all invoices, costs, expenses, disbursements and payables (as determined in accordance with GAAP consistent with past practices) attributable to the operation (but not the ownership) of the DBJV Assets in the ordinary course of business and regularly invoiced to DBJV. For clarity, Operating Costs do not include any invoices, costs, expenses, disbursements, payables or Losses directly or indirectly arising out of, resulting from or attributable to: (i) actual or claimed personal injury, illness or death, property damage, environmental damage or contamination, negligence, misconduct or failure to operate properly, other torts, private rights of action given under any Law, violation of any Law, or breach or violation of contract, agreement or duty; (ii) obligations to abandon, dismantle, remediate or remove pipelines or facilities; (iii) calamity, natural disaster, casualty, fire, explosion, weather or condemnation; (iv) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of, resulting from or attributable to any of the foregoing; (v) any claims for any of the foregoing or for indemnification, contribution, reimbursement or similar matters with respect to invoices, costs, expenses, disbursements, payables or Losses of the type described in clauses (i) through (iv), whether such claims are made pursuant to contract or otherwise; (vi) matters similar to those described in clauses (i) through (v); and (vii) other matters outside the ordinary course of business or related to the ownership of the DBJV Assets.
“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as such agreement is amended and in effect on the date of this Agreement.
“Partnership Entities” means the General Partner and each member of the Partnership Group.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Partnership Indemnified Parties” has the meaning set forth in Section 9.3.
“Party” and “Parties” have the meanings set forth in the preamble.
“Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied, assessed or imposed that are not yet delinquent or are being contested in good faith by appropriate proceedings, provided that appropriate reserves have been established with respect to such contest, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlords’, and other similar liens) arising in the ordinary course of business securing payments that are not yet delinquent or are being contested in good faith by appropriate proceedings, and (iii) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the DBJV Assets or DBJV.
“Person” means any individual, firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Entity or other entity.
“Pre-Closing Tax Period” means any Tax period (other than a Straddle Period) that ends on or prior to the Closing Date.
“Preference Right” means any right or agreement that enables any Person to purchase or acquire the DBJV Interest or any DBJV Asset (or any interest in or portion of any of them) as a result of or in connection with (i) the sale, assignment or other transfer of the DBJV Interest or any DBJV Asset (or any interest in or portion of any of them) or (ii) the execution or delivery of this Agreement or the consummation or performance of this Agreement or the transactions contemplated hereby.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble.
“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Seller, or any Affiliate thereof, at the Closing pursuant to Section 3.2 and each other document or contract entered into by the Seller, or any Affiliate thereof, in connection with this Agreement or the Closing.
“Seller Closing Certificate” has the meaning set forth in Section 7.2(c).
“Special Committee” has the meaning set forth in the Partnership Agreement.
“Straddle Period” means any Tax period that begins before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which more than 50% of the partnership interests (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the board of directors or other governing body of such Person.
“Tax” or “Taxes” means (i) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, margins, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of (A) being a member of an affiliated, consolidated, combined or unitary group, (B) being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, or (C) a contract, assumption, transferee or successor liability, operation of Law or otherwise, and (iii) any liability for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Partnership” means the arrangement and undertaking evidenced by the COO Agreement.
“Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings relating to, or required to be filed in connection with, any Taxes.
“Tax-Sharing Agreements” means all existing contracts or arrangements (whether or not written) regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.
“Tax Termination” has the meaning set forth in Section 4.7(d).
“Termination Date” has the meaning set forth in Section 8.1(a)(ii).
“Transfer Requirements” means any consent, approval, authorization or permit of, filing with or notification to any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of the DBJV Interest.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

Section 1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
(c)    It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
(d)    The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)    Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day without interest.
(h)    Any reference to a Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale of the DBJV Interest. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey (or cause to be sold, assigned, transferred and conveyed) to the Buyer, and the Buyer shall purchase and acquire from the Seller, the DBJV Interest pursuant to the DBJV Interest Conveyance Agreement.
Section 2.2    Consideration. In consideration for the sale of the DBJV Interest, the Seller shall receive the Consideration as follows: The Partnership shall, subsequent to February 29, 2020, calculate the Consideration and the Buyer shall deliver (or cause to be delivered) to the Seller on March 31, 2020, such Consideration by wire transfer to an account specified by the Seller.
ARTICLE III
CLOSING
Section 3.1    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, at the time of the execution hereof or on such other date as the Buyer and the Seller may mutually determine (the “Closing Date”), subject to the rights of the Parties under Article VIII; provided, however, that after the Closing has occurred, unless otherwise agreed by the Parties, the Closing shall be deemed to have been consummated at 12:01 a.m. Houston, Texas time on March 1, 2015 (the “Effective Time”).
Section 3.2    Deliveries by the Seller. At the Closing, the Seller will deliver (or cause to be delivered) the following:
(a)    A counterpart to the DBJV Interest Conveyance Agreement, duly executed by the Seller;
(b)    The Seller Closing Certificate, duly executed by an officer of Anadarko;
(c)    A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that the Seller (or, if Seller is an entity disregarded from its owner for U.S. federal tax purposes, such owner) is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and
(d)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 3.3    Deliveries by the Buyer. At the Closing, the Buyer will deliver (or cause to be delivered) the following:
(a)    A counterpart to the DBJV Interest Conveyance Agreement, duly executed by the Buyer;
(b)    The Buyer Closing Certificate, duly executed by an officer of the General Partner; and

(c)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 3.4    Closing Costs; Transfer Taxes and Fees.
(a)    Allocation of Costs. The Seller shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the DBJV Interest and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the DBJV Interest.
(b)    Reimbursement. If the Buyer, on the one hand, or the Seller, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
Section 3.5    Receipts and Credits.
(a)    To the extent that any regular distributions required by Section 5.5 of the COO Agreement are paid after the Closing Date with respect to the System Owners’ System Ownership Interests (each as defined in the COO Agreement) in respect of periods ended prior to the Effective Time, DBJV shall be entitled to such distributions and, if Seller receives any of such distributions, Seller shall promptly account for and transmit such distributions to DBJV. To the extent that any Operating Expenses (as defined in the COO Agreement) are required to be funded under Section 5.1 of the COO Agreement after the Closing Date with respect to the System Owners’ System Ownership Interests in respect of periods ended prior to the Effective Time, DBJV shall pay such Operating Expenses and, if Seller pays such amounts, DBJV shall promptly account for and reimburse such payments to Seller. Seller shall be responsible for funding its share of all Capital Expenditures (as defined in the COO Agreement) that are attributable to periods ended prior to the Effective Time.
(b)    Other than Operating Costs, the Seller shall be solely responsible for, and Anadarko and the Seller shall indemnify and hold the Partnership Indemnified Parties harmless from and against, all invoices, costs, expenses, disbursements, payables and Losses paid, incurred or suffered by the Seller, the Partnership Indemnified Parties, DBJV or the DBJV Assets arising out of or attributable to the ownership or operation of the DBJV Assets during the period from the Effective Time to the time of the Closing. The indemnification provided in this Section 3.5(b) is in addition to, and is not subject to the provisions of, the indemnification in Article IX, including any limitations or Deductible therein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANADARKO AND THE SELLER
Anadarko and the Seller, jointly and severally, hereby represent and warrant to the Buyer as follows:
Section 4.1    Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the DBJV Interest. DBJV is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite limited liability company power and authority to own, operate and lease its assets and to carry on its business as now conducted, and is duly qualified to do business as a foreign limited liability company in each jurisdiction where its assets are located or its business is conducted.
Section 4.2    Authorization; Enforceability. Each of Anadarko and the Seller has full power and authority to execute, deliver, and perform its obligations under this Agreement and the Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by each of Anadarko and the Seller of this Agreement and the Seller Ancillary Documents, and the consummation by each of Anadarko and the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of each of Anadarko and the Seller. This Agreement has been duly executed and delivered by each of Anadarko and the Seller and constitutes (and each Seller Ancillary Document executed or to be executed by either of Anadarko or the Seller has been, or when executed will be, duly executed and delivered by Anadarko or the Seller and constitutes, or when executed and delivered will constitute) a valid and legally binding obligation of Anadarko or the Seller (as the case may be), enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
Section 4.3    No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth on Schedule 4.4, the execution and delivery by the Seller of this Agreement and the other Seller Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Seller’s or DBJV’s organizational documents, (b) violate any Law applicable to the Seller, the DBJV Assets or DBJV, or (c) violate, result in any breach of, constitute a default under, give to others any rights of termination, acceleration or cancellation under, or result in the creation of any Lien (other than a Permitted Lien) on any of the DBJV Assets or the DBJV Interest pursuant to, the DBJV Contracts or any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to DBJV or the DBJV Assets or by which the Seller, DBJV or any of the DBJV Assets is bound or affected, except in the case of this clause (c) for (i) rights to consent of, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Entity where the same are not required prior to the sale, assignment or contribution of such asset or are customarily obtained subsequent to the sale, assignment or contribution thereof, and (ii) violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.4    Preference Rights and Transfer Requirements. None of the DBJV Assets or the DBJV Interest is subject, in whole or in part, to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except as set forth on Schedule 4.4.
Section 4.5    Litigation. Except as set forth on Schedule 4.5, (a) there are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Entity or arbitrator (or, to the Seller’s Knowledge, threatened in writing) against the Seller or any of its Affiliates, DBJV, the DBJV Assets or the DBJV Interest or relating to the ownership or operation of any thereof (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would have a Material Adverse Effect; (b) no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (a); and (c) there is no Order relating to the use or ownership of the DBJV Assets or the DBJV Interest to which the Seller, its Affiliates, or any of the DBJV Assets, the DBJV Interest or DBJV is subject.
Section 4.6    Title.
(a)    The Seller has good and valid title to, holds of record and owns beneficially the DBJV Interest free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 4.6(a). There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of DBJV, or any other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of DBJV, and there are no agreements or rights of any kind which may obligate DBJV to issue, purchase, redeem or otherwise acquire any of its Equity Interests, other than as expressly set forth in the DBJV LLC Agreement. Except as expressly set forth in the DBJV LLC Agreement (a true, correct and complete copy of which has been provided to the Buyer), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Equity Interests of DBJV. The DBJV Interest was duly authorized and validly issued and is fully paid, and was issued free of preemptive rights and in compliance with applicable Laws. Immediately after the Closing, the Buyer will own, beneficially and of record, the DBJV Interest. The Seller is the sole member of DBJV, has not resigned as such, and has taken no action, and no event has occurred and no circumstances exist, that would cause it to cease to be a member. As the sole member of DBJV, the Seller is in compliance with and has performed its obligations under the DBJV LLC Agreement.
(b)    Except as set forth on Schedule 4.6(b), DBJV is the owner of valid and indefeasible easement rights, leasehold rights and/or fee ownership interests (including rights of way) in and to the lands on which are located any DBJV Assets sufficient to enable DBJV to use or operate the DBJV Assets in substantially the same manner that the

DBJV Assets were used and operated by DBJV immediately prior to the Closing Date. A true and complete list of all DBJV Surface Contracts involving an annual payment in excess of $1 million and all property owned by DBJV in fee is set forth on Schedule 4.6(b). The Seller has provided true, correct and complete copies of all material DBJV Surface Contracts to the Buyer. DBJV has good and valid title in fee to all real property and interests in real property constituting part of the DBJV Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the DBJV Assets, in each case except as would not have a Material Adverse Effect. DBJV owns all such DBJV Surface Contracts, real property and interests in real property free and clear of any Liens other than Permitted Liens. DBJV has good and marketable title to all tangible personal property included in the DBJV Assets, free and clear of all Liens other than Permitted Liens.
Section 4.7    Taxes and Assessments.
(a)    DBJV. Except as set forth on Schedule 4.7(a), with respect to DBJV, the Tax Partnership and the DBJV Assets (i) all Tax Returns required to be filed have been duly filed on a timely basis with the appropriate Tax Authority, and are true, correct and complete in all material respects, (ii) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (iii) there are no Liens on any of the DBJV Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (v) no Tax Returns are now under audit or examination by any Tax Authority, (vi) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or with respect to the assessment or collection of any Tax, and (vii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes.
(b)    Except as set forth on Schedule 4.7(a), (i) no written claim has been made by any Tax Authority in a jurisdiction in which DBJV or the Tax Partnership does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (ii) neither DBJV nor the Tax Partnership is a party to any Tax-Sharing Agreement, and is not otherwise liable for the Taxes of any other Person (including as a transferee or successor), and (iii) neither DBJV nor the Tax Partnership has, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.
(c)    Tax Classification. DBJV is, and at all times since its formation has been, disregarded as an entity separate from its owner for federal income tax purposes. The Tax Partnership is properly treated as a partnership for federal income tax purposes. The classification for federal income tax purposes of DBJV will not change after the Closing by reason of any action taken by the Seller on or before the Closing Date or by reason of any action taken on or before the Closing Date by any Person who was at the time such action was taken an Affiliate of the Seller.

(d)    Tax Termination. The consummation of the transactions contemplated by this Agreement will result in the termination of the Tax Partnership pursuant to Section 708(b)(1)(B) of the Code (the “Tax Termination”).
(e)    Qualifying Income. In the 12 month period ended December 31, 2014, more than 90% of the gross income (as determined for federal income tax purposes) of the businesses conducted by DBJV, the Tax Partnership and the DBJV Assets was qualifying income, within the meaning of Section 7704(d) of the Code. The Seller expects that more than 90% of the gross income of the business that is to be conducted by DBJV, the Tax Partnership and the DBJV Assets in 2015 will be such qualifying income, provided that no significant change occurs after the Closing Date with respect to the methods by which the DBJV Assets generate revenue. No action has been taken, or is contemplated, by the Seller or DBJV that is expected to result in a significant change in the methods by which the DBJV Assets generate revenue.
Section 4.8    Compliance With Laws. Except as set forth on Schedule 4.8, the DBJV Assets, the DBJV Interest and DBJV are, and the ownership and operation of DBJV, the DBJV Interest and the DBJV Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to DBJV, the DBJV Interest or the DBJV Assets, or the ownership, operation, development, maintenance, or use of any thereof, except for such failures to so comply that would not have a Material Adverse Effect. Notwithstanding the foregoing, the Seller makes no representation or warranty, express or implied, under this Section 4.8 relating to any Environmental Activity or Environmental Law, which are addressed in Section 4.9.
Section 4.9    Environmental Matters. To the Knowledge of the Seller, except as set forth on Schedule 4.9:
(a)    The operations of DBJV and the DBJV Assets are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;
(b)    Neither the Seller nor DBJV have caused or allowed the generation, use, treatment, manufacture, storage or disposal of any Hazardous Substance at, on or from the DBJV Assets, except in accordance with all applicable Environmental Laws;
(c)    Neither the Seller nor DBJV is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws relating to the DBJV Assets and requiring remediation or the payment of a fine or penalty; and
(d)    Neither the Seller nor DBJV is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with Environmental Laws or any other environmental matter, including any Environmental Activity, relating to the DBJV Assets.

Section 4.10    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Seller or any Affiliate thereof who is entitled to receive from any Party or its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.11    Permits. Except as set forth on Schedule 4.11, DBJV has obtained and is maintaining all permits, licenses, variances, exemptions, Orders, franchises, consents, registrations, authorizations, permissions and approvals of all Governmental Entities necessary or desirable for the lawful ownership, lease and operation of DBJV and its business and the DBJV Assets (the “DBJV Permits”), the loss of which would, individually or in the aggregate, have a Material Adverse Effect, in compliance with all Laws and the terms and conditions of such DBJV Permits. Except as set forth on Schedule 4.11, no DBJV Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All DBJV Permits that are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of DBJV or the DBJV Assets shall be deemed included under the warranty in this Section.
Section 4.12    Contracts. Schedule 4.12 sets forth a complete and accurate list of all material DBJV Contracts other than the DBJV Surface Contracts. The Seller has provided true, correct and complete copies of all material DBJV Contracts to the Buyer. None of DBJV, the Seller or, to the Knowledge of the Seller, any other Person is in default under any material DBJV Contract except as set forth on Schedule 4.12. Except as set forth on Schedule 4.12, each material DBJV Contract (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (a) is in full force and effect and (b) represents the legal, valid and binding obligation of DBJV or the Seller and, to the Knowledge of the Seller, the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth on Schedule 4.12, there are no material Contracts with Affiliates of the Seller that will be binding on DBJV or any of its assets after Closing. Except as set forth on Schedule 4.12, DBJV is not, the Seller is not and, to the Knowledge of the Seller, no other party is in breach of any DBJV Contract, no notice of default or breach has been received or delivered by DBJV or the Seller under any DBJV Contract, the resolution of which is currently outstanding, and there are no current notices received by DBJV or the Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any DBJV Contract.
Section 4.13    Condition of Assets. There are no material structural defects relating to any of the DBJV Assets, and the DBJV Assets are in good repair, working order and operating condition, ordinary wear and tear excepted, and are adequate for the operation of such assets consistent with past business practices. To the Knowledge of the Seller, all improvements to the real property owned or used in connection with the DBJV Assets do not encroach in any material respect on property of others (other than encroachments that would not materially impair the operations of such assets). There is no pending or, to the Knowledge of the Seller, threatened condemnation of any part of the DBJV Assets by any Governmental Entity which would have a material adverse effect on the ownership or operation of the DBJV Assets.
Section 4.14    Matters Relating to DBJV. DBJV owns no Equity Interest in any Person, has no material assets other than the DBJV Assets described in Exhibit A, and has no material liabilities or obligations of any kind or character other than those set forth on Schedule 4.14, all of which arise out of its construction and/or ownership of the DBJV Assets or status as a party to the DBJV Contracts. DBJV is the Operator under the COO Agreement, has not resigned as such, and after the Closing will remain the Operator.
Section 4.15    No Undisclosed Liabilities; Accuracy of Data.
(a)    To the Knowledge of the Seller, all information that has been made available to the Buyer and its representatives by the Seller or any of its directors, partners, officers, employees, agents, advisors or representatives in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.
(b)    Schedule 4.15 sets forth all bonds, letters of credit and guarantees posted as of the date of this Agreement by DBJV or the Seller with any Governmental Entity or third Person relating to the DBJV Assets.
Section 4.16    Absence of Certain Changes. Since December 31, 2013, (a) the DBJV Assets and DBJV have been operated only in the ordinary course of business consistent with past practices of the Seller and DBJV, (b) there has not been any material damage, destruction or loss with respect to DBJV or the DBJV Assets, and (c) except as set forth on Schedule 4.16, none of DBJV or the DBJV Assets have become subject to any material obligation or liability, other than those (i) contained in approved budgets, true and complete copies of which have been delivered to the Buyer, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2013, or (iii) otherwise permitted under this Agreement to be incurred between the date hereof and the Closing Date.
Section 4.17    Sufficiency of the Assets.
(a)    The DBJV Assets constitute all of the assets related to the ownership, use and operation of the DBJV Gas Gathering System and are sufficient to permit DBJV to own and operate the DBJV Gas Gathering System in the manner it was owned and operated on the date of this Agreement and immediately prior to the Closing Date.
(b)    Except as set forth on Schedule 4.17, (i) there are no obligations under the terms of the instruments creating the possessory interests of DBJV in the DBJV Assets requiring the payment of any money to permit the continued use of the rights granted by such instruments and (ii) there are no provisions permitting the termination of any instrument creating the possessory interests of DBJV in the DBJV Assets prior to the abandonment of the improvements thereon established by the respective instruments or unless such termination is caused by the occurrence of an event of default under the terms of such instruments, in each case outside the ordinary course of business or that would have a Material Adverse Effect.

Section 4.18    Regulatory Matters.
(a)    DBJV is not regulated as a “common carrier” under applicable Law;
(b)    The assets of DBJV are intrastate pipelines and are not currently subject to regulation by the United States Federal Energy Regulatory Commission; and
(c)    None of the DBJV Assets or any other assets of DBJV were acquired through the use or threatened use of eminent domain by DBJV or the Seller or, to the Knowledge of the Seller, by any other Person.
Section 4.19    Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding capital commitments or other expenditure commitments or budgets of DBJV or under the COO Agreement that will require the Seller or the Buyer to make capital contributions to DBJV, or provide funds under the COO Agreement, or provide for capital expenditures under the COO Agreement, in excess of $20,000 other than those set forth on Schedule 4.19. The Seller has delivered to Buyer a true, complete and correct copy of the budget under the COO Agreement, including for capital expenditures, for 2015.
Section 4.20    Insurance. Schedule 4.20 lists all insurance policies separately maintained by (or on behalf of) the Seller with respect to DBJV, the DBJV Assets and the DBJV Interest.
Section 4.21    Employees; Labor Relations. DBJV has no employees.
Section 4.22    Management Projections and Budgets. The projections and budgets provided to the Buyer (including those provided to Evercore Group, L.L.C. (“Evercore”), the financial advisor to the Special Committee), by the Seller as part of the Buyer’s review in connection with this Agreement have a reasonable basis and are consistent with the Seller’s management’s current expectations. The other financial and operational information provided by the Seller to Evercore as part of its review of the proposed transaction for the Special Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with the books and records of the Seller or DBJV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represent and warrant to the Seller as follows:
Section 5.1    Organization of the Buyer. The Buyer is limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own the DBJV Interest.
Section 5.2    Authorization; Enforceability. The Buyer has full limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by the Buyer of this Agreement and the Buyer Ancillary Documents, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes (and each Buyer Ancillary
Document executed or to be executed by the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and constitutes, or when executed and delivered will constitute) a valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
Section 5.3    No Conflicts. The execution and delivery by the Buyer of this Agreement and the other Buyer Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Buyer’s organizational documents, (b) violate, conflict with or result in any breach of any agreement or instrument to which the Buyer is a party or by which it is bound, or (c) violate any Law applicable to the Buyer, except in the case of clauses (b) and (c) for any such violations, conflicts or breaches that would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.
Section 5.4    Litigation. Except as set forth on Schedule 5.4, there are no claims, demands, actions, suits, or proceedings pending before any Governmental Entity or arbitrator or, to the Buyer’s Knowledge, threatened in writing against the Buyer or any of its Affiliates which are reasonably likely to impair materially the ability of the Buyer to perform its obligations under this Agreement or the Buyer Ancillary Documents.
Section 5.5    Brokers’ Fees. Except for Evercore, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Buyer or any of its Affiliates who is entitled to receive from any Party or any of its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.
Section 5.6    Investment. The Buyer is not acquiring the DBJV Interest with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any state securities Laws. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the DBJV Interest. The Buyer acknowledges that the DBJV Interest has not been registered under applicable federal and state securities Laws and that the DBJV Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business. Except as specifically provided in this Agreement or as expressly agreed to in writing by the Partnership, during the period from the date of this

Agreement until the Closing, the Seller shall cause DBJV to (i) own, operate and maintain the DBJV Assets in all material respects according to its usual and ordinary course of business consistent with past practice, (ii) conduct its operations in all material respects according to its usual and ordinary course of business consistent with its past practice and (iii) use commercially reasonable efforts to preserve intact its assets and its current business organization and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as expressly agreed to in writing by the Partnership, the Seller shall not agree to, promote, or vote or cause to be voted the DBJV Interest in favor of, or permit DBJV agree to or to:
(a)    declare, set aside or pay any dividends, or make any distributions, in respect of its Equity Interests, in each case other than regular distributions in the ordinary course of business and consistent with past practice, or repurchase, redeem or otherwise acquire any such Equity Interests;
(b)    merge into or with or consolidate with any other Person, or acquire all or substantially all of the business or assets of any Person or other entity;
(c)    make any change in its organizational documents or governing instruments or terminate or make any change in the COO Agreement;
(d)    purchase any securities of any Person or make any investment in any corporation, partnership, joint venture or other business enterprise;
(e)    increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice;
(f)    issue or sell any membership interests or other Equity Interests, (ii) amend any of the terms of any such interests outstanding as of the date hereof, or (iii) admit any new members;
(g)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing its liquidation, dissolution, recapitalization, restructuring, or other reorganization; or
(h)    make any capital commitments or other expenditure commitments or change any budgets of DBJV or under the COO Agreement which will require the Seller or the Buyer to make any capital contributions to DBJV in respect of the DBJV Interest or DBJV to contribute to or provide funds for any capital expenditures under the COO Agreement, other than those shown on Schedule 4.19.
Section 6.2    Access. From the date of this Agreement until the Closing Date, the Seller shall (and, as applicable, shall cause DBJV to), upon reasonable advance notice by the Partnership, (a) provide to the Partnership and the Buyer and their respective representatives reasonable access, during normal business hours, to the DBJV Assets and DVJB and (b) furnish to the Partnership and the Buyer such documents and information in the possession or control of the Seller concerning the DBJV Assets and DBJV as the Partnership or the Buyer from time to time may reasonably request, but only to the extent that the Seller may comply with the covenants in clauses (a) and (b) above without breaching any confidentiality obligation or other contractual restriction binding on the Seller.
Section 6.3    Tax Matters.
(a)    Code Section 754 Election. With respect to the Tax Partnership, either (i) such Tax Partnership currently has in effect a valid election under Section 754 of the Code (a “Section 754 Election”), or (ii) if such Tax Partnership does not currently have in effect a Section 754 Election, then the Seller shall cause such Tax Partnership to make a timely and valid Section 754 Election in accordance with the Section 1.754-1(b) of the Treasury Regulations on the final Form 1065 (U.S. Return of Partnership Income) that is required to be filed with respect to the Tax Partnership as a result of the Tax Termination.
(b)    Straddle Period Proration. In the case of Taxes related to a Straddle Period, such Taxes shall be prorated, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), ratably on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Tax Period constitutes a separate taxable period and by taking into account the events occurring during such period (except that exemptions, allowances and deductions that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to DBJV or the Tax Partnership shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.
Section 6.4    Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VII, to the extent that the fulfillment of such conditions is within the control of such Party; provided, however, that in no event shall any Party or its Affiliates be required to divest any interest that they may have in any material assets or business.
Section 6.5    Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit or guarantees, if any, set forth on Schedule 4.15 posted by the Seller with any Governmental Entity or third Person and relating to the DBJV Interest are to be transferred to the Buyer. The Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of the Buyer, replacements for such bonds, letters of credit and guarantees, and shall use commercially reasonable efforts to cause, effective on or promptly after the Closing, the cancellation or return to the Seller of such bonds, letters of credit and guarantees posted by the Seller, but only to the extent such replacements are necessary or required under the DBJV Contracts or by applicable Law.

Section 6.6    DBJV Matters. Until the Closing, the Seller will not resign as the sole member of DBJV, and Seller will cause DBJV to remain and not resign as Operator under the COO Agreement.
Section 6.7    Required Consents. In the event any of the DBJV Asset Required Consents have not been obtained, made or complied with as of the Closing, the Seller will, and will cause its Affiliates to, obtain, make or comply with any such DBJV Asset Required Consents promptly after the Closing.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to Each Party’s Obligation to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a)    No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
(b)    Legality of Transactions. No action shall have been taken nor any Law enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
(c)    Opinion of Financial Advisor to Special Committee. The Special Committee shall have received the opinion, in form and substance satisfactory to the Special Committee, of Evercore, the financial advisor to the Special Committee, that the Consideration to be paid to Seller pursuant to this Agreement is fair, from a financial point of view, to holders of the Partnership’s common units (other than the Seller and its Affiliates (other than the Partnership)), and such opinion shall not have been withdrawn.
Section 7.2    Conditions to the Buyer’s Obligation to Close. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership in its sole discretion), at or prior to the Closing, of each of the following conditions:
(a)    Preference Rights and Transfer Requirements. With respect to each Preference Right, (i) each holder of such Preference Right has waived such Preference Right or (ii) the time in which such Preference Right may be exercised has expired and no suit, action or other proceeding has been initiated by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce such Preference Right. All Transfer Requirements related to the DBJV Interest have been complied with or otherwise satisfied.
(b)    Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate to such effect signed on behalf of Anadarko and the Seller by an officer of Anadarko.
(c)    Performance of Obligations. The Seller shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Seller under this Agreement prior to or on the Closing Date, and the Buyer shall have received a certificate to such effect signed on behalf of the Seller by an officer of Anadarko (such certificate, together with the certificate described in Section 7.2(b), the “Seller Closing Certificate”).
(d)    Seller Ancillary Documents. The Seller shall have delivered, or caused to be delivered, to the Buyer the Seller Ancillary Documents required under Section 3.2.
(e)    No Material Adverse Effect. Since December 31, 2013, there shall have occurred no Material Adverse Effect.
Section 7.3    Conditions to the Seller’s Obligation to Close. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Anadarko in its sole discretion), at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Buyer set forth in Article V shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate to such effect signed on behalf of the Buyer by an officer of the General Partner.
(b)    Performance of Obligations. The Buyer shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Buyer under this Agreement prior to or on the Closing Date, and the Seller shall have received a certificate to such effect signed on behalf of the Buyer by an officer of the General Partner (such certificate, together with the certificate described in Section 7.3(a), the “Buyer Closing Certificate”).
(c)    Buyer Ancillary Documents. The Buyer shall have delivered, or caused to be delivered, to the Seller the Buyer Ancillary Documents required under Section 3.3.

ARTICLE VIII
TERMINATION
Section 8.1    Termination.
(a)    Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(i)    by mutual written consent of Anadarko and the Partnership;
(ii)    by either Anadarko or the Partnership if the Closing has not occurred within 90 days of the date of this Agreement (the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any Party whose breach of this Agreement or whose Affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(iii)    by either Anadarko or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
(iv)    by Anadarko in the event of a breach by the Buyer, or by the Partnership in the event of a breach by Anadarko or the Seller, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b), Section 7.2(c), Section 7.2(e), Section 7.3(a) or Section 7.3(b), as applicable, and (B) cannot be or has not been cured by the earlier of (x) 20 days following receipt by the breaching party of written notice of such breach or (y) the Business Day immediately preceding the Termination Date.
(b)    Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
Section 8.2    Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of any intentional material breach of any term or provision hereof.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival.
(a)    The representations and warranties in this Agreement shall survive the Closing until the applicable dates specified in Sections 9.1(b) and 9.1(c) and regardless of any inspection or investigation by or on behalf of the Buyer or the Seller, respectively; provided that any representation or warranty with respect to which a claim for indemnification has been brought pursuant to this Article IX that is pending at the end of the applicable survival period shall continue to survive until the final resolution of such claim.
(b)    The liability of Anadarko and the Seller for the breach of any of the representations and warranties of Anadarko and the Seller set forth in Article IV shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before the date that is 18 months after the Closing Date; provided, however, that (i) the representations and warranties in Section 4.9 shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before the date that is 24 months after the Closing Date; and (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.6 and 4.7 shall not be limited as to time other than the applicable statute of limitations.
(c)    The liability of the Buyer for the breach of any of the representations and warranties of the Buyer set forth in Article V shall be limited to claims for which an Anadarko Indemnified Party delivers written notice to the Partnership on or before 18 months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.1 and 5.2 shall not be limited as to time other than the applicable statute of limitations.
Section 9.2    Indemnification of the Anadarko Indemnified Parties. Solely for the purpose of indemnification in this Section 9.2, the representations and warranties of the Buyer in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold Anadarko, the Seller and their respective Affiliates (other than any of the Partnership Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with Anadarko and the Seller, the “Anadarko Indemnified Parties”) harmless from and against any and all Losses, suffered or incurred by the Anadarko Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.1, any breach of a representation or warranty of the Buyer in this Agreement, and (b) any breach of any agreement or covenant on the part of the Buyer in this Agreement.
Section 9.3    Indemnification of the Partnership Indemnified Parties. Solely for the purpose of indemnification in this Section 9.3, the representations and warranties of Anadarko and the Seller in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Anadarko shall indemnify and hold the Buyer, the Partnership and their respective Affiliates (other than any of the Anadarko Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Buyer and the Partnership, the “Partnership Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to:
(a)    subject to Section 9.1, any breach of a representation or warranty of Anadarko or the Seller in this Agreement;

(b)    any breach of any agreement or covenant on the part of Anadarko or the Seller in this Agreement;
(c)    any Taxes imposed on or incurred by DBJV, the Tax Partnership or related to the DBJV Assets with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, or with respect to the matters on Schedule 9.3(e);
(d)    the failure to obtain, make or comply with any DBJV Asset Required Consents; and
(e)    the matters set forth on Schedule 4.5 and Schedule 9.3(e).
Section 9.4    Demands. The Indemnified Party agrees that within 30 days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will provide notice thereof in writing to the Indemnifying Party specifying in reasonable detail the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 9.4 will not relieve the Indemnifying Party from the liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall include a formal demand for indemnification under this Agreement.
Section 9.5    Right to Contest and Defend. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 20 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel (in the reasonable opinion of the Indemnifying Party) employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect such proceedings; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect to such claim by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of an Indemnity Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, which fully and completely releases the Indemnified Party in connection with such Indemnity Claim and which would not otherwise adversely affect the Indemnified Party.
Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, upon the advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
Section 9.6    Cooperation. The Indemnified Party agrees to cooperate with the Indemnifying Party with respect to all aspects of the defense of any Indemnity Claims covered by the indemnification set forth in this Article IX, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 9.6, unless otherwise required by Law or the listing standards of the New York Stock Exchange or any other applicable exchange or quotation system. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IX; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense to the extent provided above.
Section 9.7    Payment of Losses. The indemnification required hereunder shall be made by monthly payments of the amount thereof during the course of the investigation or defense, within 30 days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the indemnification provisions of this Agreement, the amount to be paid shall be reduced by (i) any insurance proceeds related to indemnified Losses realized by the Indemnified Party and (ii) any amounts related to indemnified Losses recovered by the Indemnified Party under contractual indemnities from third parties.

Section 9.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a) (other than for Losses related to a breach of the representations and warranties in Section 4.6), Anadarko shall not be liable for those Losses unless the aggregate amount of Losses exceeds $3,000,000 (the “Deductible”), and then only to the extent of any such excess.
(b)    In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a), Anadarko shall not be liable for such Losses that exceed, in the aggregate, $75,000,000 less the Deductible.
(c)    Notwithstanding Section 9.8(a) and (b), to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses arising from a breach of the representations and warranties in Section 4.6, pursuant to Section 9.3(b), 9.3(c), 9.3(d), or 9.3(e), or for claims arising from fraud, Anadarko shall be fully liable for such Losses without respect to the Deductible in Section 9.8(a) and the limitations in Section 9.8(b).
(d)    To the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for those Losses unless the aggregate amount of Losses exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess. In addition, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for such Losses that exceed, in the aggregate, $30,000,000 less the Deductible.
(e)    Notwithstanding Section 9.8(d), to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(b) or for claims arising from fraud, the Partnership shall be fully liable for such Losses without respect to the Deductible and the limitations in Section 9.8(d).
Section 9.9    Sole Remedy. Notwithstanding anything herein to the contrary, after the Closing, this Article IX contains the Anadarko Indemnified Parties’ and the Partnership Indemnified Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV and Article V and in the covenants in this Agreement to be performed prior to the Closing, in each case other than claims or causes of action arising from fraud. All references in this Article IX to such breaches of such representations, warranties, covenants and agreements include any affirmation of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing by the Seller pursuant to Section 3.2(b) or by the Buyer pursuant to Section 3.3(b).
Section 9.10    Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT

NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. ANADARKO AND THE SELLER AND THE BUYER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF ANADARKO AND THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
ARTICLE X
ADDITIONAL AGREEMENTS
Section 10.1    Further Assurances. The Seller hereby agrees that, from time to time, at the request of the Buyer and without further consideration, it will execute and deliver to the Buyer such other deeds, bills of sale, instruments of conveyance, assignment and transfer, and notices, affidavits and acknowledgements, and take such action as the Buyer may reasonably require, to effectively convey, transfer, and assign to the Buyer, and to put the Buyer in possession of the DBJV Interest. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Expenses. Except as provided in Section 3.4, or as provided in the Ancillary Documents, regardless of whether the transactions contemplated in this Agreement occur, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.
Section 11.2    Notices. Any notice or other communication to be given under this Agreement by any Party to another shall be in writing and shall be (i) delivered personally, (ii) sent by courier service requiring acknowledgement of receipt, or (iii) sent by facsimile transmission. Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by facsimile transmission shall be confirmed by appropriate answer-back, and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notices or other communications shall be directed to the following addresses:
Notices to Anadarko:
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Executive Vice President, General Counsel
and Chief Administrative Officer

Facsimile No.: (832) 636-0547

Notices to the Seller:

WGR Asset Holding Company LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130

Notices to the Buyer or the Partnership:

Delaware Basin Midstream, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President and Chief Executive Officer
Facsimile No.: (832) 636-6001

and

Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President of the General Partner
Facsimile No.: (832) 636-6001

in each case with copies (which shall not constitute notice) to:

Special Committee of the Board of Directors of Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Chairman
Facsimile No.: (832) 636-6001

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gary W. Orloff
Facsimile No.: (713) 221-2166

Any Party may at any time change its address for service from time to time by giving notice in accordance with this Section 11.2.
Section 11.3    Severability. If any term or other provision of this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 11.4    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transaction contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 11.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for express language with respect to the Partnership Indemnified Parties and the Anadarko Indemnified Parties contained in the indemnification provisions of Article IX.
Section 11.6    Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.
Section 11.7    No Amendment or Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 11.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 11.9    Integration. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or the Ancillary Documents.
Section 11.10    Determinations by the Partnership. Whenever an approval or a material determination or decision by the Partnership is called for in this Agreement, such approval, determination or decision must be authorized by the Special Committee.
Section 11.11    Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:

DELAWARE BASIN MIDSTREAM, LLC

By:	/s/ Donald R. Sinclair
Name: Donald R. Sinclair
Its: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

SELLER:
WGR ASSET HOLDING COMPANY LLC

By:	/s/ Robert G. Gwin
Name: Robert G. Gwin
Its: Executive Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

Executed by Anadarko Petroleum Corporation, solely for purposes of its obligations and rights under Article II, Section 3.5, Article IV, Section 6.4, Article VIII, Article IX and Article XI of this Agreement.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert G. Gwin
Name: Robert G. Gwin
Its: Executive Vice President, Finance and
Chief Financial Officer

Signature Page to Purchase and Sale Agreement

Executed by Western Gas Partners, LP, solely for purposes of its obligations and rights under Section 6.1, Section 6.2, Section 6.3, Section 6.4, Article VIII, Article IX and Article XI of this Agreement.

WESTERN GAS PARTNERS, LP
By: Western Gas Holdings, LLC,
its General Partner

By:	/s/ Donald R. Sinclair
Name: Donald R. Sinclair
Its: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement